News From

Buena, NJ 08310

Release Date: November 16, 2007	Exhibit 99.1

Contact:	Rajiv Mathur
President & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 211
www.askigi.com

IGI, INC. ANNOUNCES THIRD QUARTER 2007 RESULTS

BUENA, NJ November 16, 2007 - IGI, INC. (AMEX: IG) announces business highlights and third quarter 2007 financial results.

Highlights:

*	Positive cash flow from operations for third quarter of 2007
*	Revenues year to date have already surpassed total annual revenues of FY 2006 by 12%
*	Net losses were reduced by 39% from second quarter 2007 to third quarter 2007
*	Currently negotiating with an investor for an equity investment in 2007

Nine months ended September 30, 2007 Financial Results

Total revenues increased $870,000, or 42% from $2,056,000 for the nine months ended September 30, 2006 to $2,926,000 for the nine months ended September 30, 2007. Product sales increased 34% primarily as a result of the Company's ability to package and fill the products we manufacture for our customers and sales of new products developed by the Company. Our research and development revenues increased by 276% resulting from recognition of the product development revenue received from Dermworx for the 2% Salicylic Acid product and several other new products developed for new and existing customers. The decrease in royalty revenue of 11% was related to a decline in royalties from Johnson & Johnson and Estee Lauder in 2007.

Total costs and expenses for the Company increased 13% for the nine months ended September 30, 2007 compared to September 30, 2006. The increase in total costs and expenses substantially related to an increase in costs of goods sold from improved product sales offset by a slightly better absorption of fixed costs in 2007. There was also decrease in selling, general and administration expenses as a result of the Company's continuing efforts to curtail costs; we were able to reduce professional fees.

The total net loss of the Company for the nine months ended September 30, 2007 was $687,000, which represents a decrease in net loss of $644,000 compared to the nine months ended September 30, 2006. The decrease in net loss relates to the increase in revenues while maintaining expenses from quarter to quarter.

Fourth Quarter Targets

Net revenues for the fourth quarter are expected to be between $1.7 and $2.2 million, an increase of at least 70% over third quarter. Operating profits are expected to be between $155,000 and $407,000. Total net income, including income from sales of our Net Operating Loss carry forwards are expected to be between $600,000 and $890,000. We are also working to regain compliance with our American Stock Exchange Listing Standards through an equity transaction and fourth quarter net income; however, there can be no assurance that we will be able to complete such a transaction or generate the necessary income to regain compliance.

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This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

IGI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2007	2006	2007	2006

Revenues:
Product sales, net	$ 520	$ 537	$ 1,865	$ 1,393
R&D Revenues	252	1	520	164
R&D Revenue- related party	77	-	97	-
Licensing and royalty income	156	120	444	499

Total revenues	1,005	658	2,926	2,056

Cost and expenses:
Cost of sales	494	401	1,632	1,092
Selling, general and administrative expenses	469	447	1,651	1,324
Product development and research expenses	135	253	360	814

Operating loss	(93)	(443)	(717)	(1,174)
Interest expense (net)	(12)	(29)	(39)	(99)
Other income	-	-	64	-

Loss from continuing operations	(105)	(472)	(692)	(1,273)
Gain (loss) from discontinued operations	-	(38)	5	(58)

Net loss	$ (105)	$ (510)	$ (687)	$ (1,331)

Basic and Diluted Loss Per Share
Continued operations net loss per share	$ (.01)	$ (.04)	$ (.05)	$ (.10)
Discontinued operations net income (loss) per share	-	-	-	-

Net loss per share	$ (.01)	$ (.04)	$ (.05)	$ (.10)

Weighted Average of Common Stock and Common Stock Equivalents Outstanding
Basic and diluted	14,612,899	12,888,186	14,210,812	12,767,341

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IGI, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share information)

	September 30, 2007	December 31, 2006

	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$ 134	$ 619
Restricted cash	50	50
Accounts receivable, less allowance for doubtful accounts
of $33 in 2007 and $ 34 in 2006	374	197
Accounts receivable- related party	51	-
Licensing and royalty income receivable	146	91
Inventories	522	485
Prepaid expenses and other current assets	81	45
Assets of discontinued operations held for sale	-	350

Total current assets	1,358	1,837
Property, plant and equipment, net	2,379	2,396
License fee, net	825	900
Other assets	-	10

Total assets	$ 4,562	$ 5,143

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Note payable - related party	$ 500	$ 1,145
Note payable	-	306
Accounts payable	428	505
Accrued expenses	361	417
Deferred income, current	191	400
Liabilities of discontinued operations	-	118

Total current liabilities	1,480	2,891
Deferred income	46	59

Total liabilities	1,526	2,950

Stockholders' equity:
Common stock $.01 par value, 50,000,000 shares authorized; 16,578,639 and 15,056,516 shares issued in 2007 and 2006, respectively	166	151
Additional paid-in capital	27,084	25,569
Accumulated deficit	(22,819)	(22,132)
Less treasury stock, 1,965,740 shares at cost	(1,395)	(1,395)

Total stockholders' equity	3,036	2,193

Total liabilities and stockholders' equity	$ 4,562	$ 5,143

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